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                                                                    EXHIBIT 99.2

    JLM INDUSTRIES TO STRENGTHEN BALANCE SHEET BY APPROXIMATELY $11 MILLION;
                REDUCES LONG-TERM DEBT; IMPROVES WORKING CAPITAL

TAMPA, Fla.--(BUSINESS WIRE)--Oct. 4, 2001--JLM Industries, Inc. (Nasdaq:JLMI) announced today that it expects to complete a series of transactions in the next several days that will reduce its long-term debt by approximately $7.7 million and increase its working capital position by approximately $3.2 million. The transactions consist of the sale of "non-core" assets for an aggregate of $7.9 million and the settlement of certain litigation for $3 million, of which $1.2 million is in cash and $1.8 million relates to the cancellation of long-term debt. The "non-core" asset transactions consist of the consummation of the previously announced sale of its wholly-owned subsidiary, JLM Terminals, Inc., and the sale of its wholly-owned subsidiary, JLM Chemicals Asia Pte, Ltd. ("JLM Asia").

In connection with the sale of JLM Asia, the Company also cancelled letters of credit totaling $3.0 million securing obligations of its former subsidiary, which will provide the Company with additional borrowing capacity in both the United States and Europe. Consummation of the previously announced sale of JLM Terminals, Inc. and the litigation settlement are subject to customary conditions.

The sale of JLM Terminals and JLM Asia is a continuation of the Company's initiative to divest itself of non-strategic assets and reduce debt. In the second quarter of 2001, the Company sold a portion of its North American solvents distribution business to Sasol North America, Inc.

John L. Macdonald, President and Chief Executive Officer of JLM Industries, Inc., commented, "In this challenging industry environment, we continue to take aggressive action to strengthen our balance sheet. While JLM Asia was a successful operation for us, we felt the time was right to move out of Asia and focus our efforts in areas where we believe we can grow more effectively. We are also pleased with the outcome of the litigation settlement and are happy to have it behind us."

Michael E. Hayes, JLM's Chief Financial Officer commented, "Consummation of these transactions, along with the sale of a portion of our North American solvents business to Sasol in the second quarter of 2001, will bring over $12.0 million in cash onto JLM's balance sheet for the last four months which will be used to reduce debt and improve our working capital position. The effect of the consummation of these transactions, along with the Sasol transaction, will be to reduce JLM's long-term debt by approximately $8.5 million and improve our working capital position by over $8.0 million since the beginning of the year."

Mr. Macdonald concluded, "JLM management remains focused on positioning the Company to capitalize on growth opportunities emerging from the current industry environment. We feel that the actions we have taken this year to fortify our balance sheet, attract quality equity sponsorship and develop new, stronger financing relationships have done that and will assist in our efforts to build value for our shareholders going forward."

JLM Industries, Inc. is a leading international marketer and distributor of performance chemicals, olefins, petrochemicals, engineered resins and plastics. The company is listed as the


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sixth largest chemical distributor in North America, and is a manufacturer and merchant marketer of phenol and acetone. JLM affiliates are conveniently located in twenty countries around the world to serve its customers on a regional and global basis. Visit the JLM web site at http://www.jlmi.com to learn more about its worldwide capabilities.

Forward-Looking Statements

Certain statements contained in this press release, including without limitation, statements containing the words "believes", "anticipates", "hopes", "intends", "expects", and other words of similar import, constitute "forward looking" statements within the meaning of the Private Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors, which may cause actual events to differ materially from expectations. Such factors include: the cyclical nature of the worldwide chemical market; the possibility of excess capacity; fluctuations in the cost and availability of raw materials; the political and economic uncertainties associated with international operations; fluctuations of foreign currency exchange; the risks associated with potential acquisitions and the ability to implement other features of the Company's business strategy. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

CONTACT: JLM Industries, Inc., Tampa
Michael E. Hayes, 813/632-3300